UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2020

Generation Bio Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39319	81-4301284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney Street Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 655-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2020, the Board of Directors of Generation Bio Co. (the “Company”) appointed Matthew Norkunas, M.D., MBA as Chief Financial Officer of the Company, effective as of July 22, 2020. In connection with his appointment, Dr. Norkunas will serve as the Company’s principal financial officer and principal accounting officer.

In connection with Dr. Norkunas’ appointment, Stephen DiPalma, the Company’s Interim Chief Financial Officer and principal financial officer and principal accounting officer, will cease to serve in such roles, effective July 22, 2020. Mr. DiPalma will continue to serve as a consultant to the Company pursuant to the consulting agreement by and between the Company and Danforth Advisors, LLC.

Dr. Norkunas, age 42, served as the Chief Financial Officer at SomaLogic, Inc., a biotechnology company, from February 2016 to June 2020. From July 2012 to January 2016, Dr. Norkunas served as senior equity analyst at Marsico Capital Management, where he served as the firm’s primary health care investment specialist. Dr. Norkunas began his career as a practicing anesthesiologist. He received his B.A. from St. Mary’s College of Maryland, his M.D. from University of Maryland School of Medicine, and his MBA from Columbia Business School.

Offer Letter with Dr. Norkunas

Dr. Norkunas has entered into an employment offer letter with the Company (the “Offer Letter”). The Offer Letter provides for Dr. Norkunas’ at-will employment as Chief Financial Officer, reporting to the Company’s Chief Executive Officer.

In accordance with the terms of the Offer Letter, Dr. Norkunas will be paid an annual base salary of $400,000 and his annual target bonus will be 40% of his annual base salary, prorated for 2020. Dr. Norkunas will receive a one-time signing bonus of $70,000, which is required to be repaid in full if Dr. Norkunas leaves the Company before completing 12 months of active employment, subject to certain exceptions. Pursuant to the Offer Letter, the Company has granted Dr. Norkunas options to purchase 330,000 shares of common stock of the Company under the Company’s 2020 Stock Incentive Plan. The options have an exercise price equal to $21.41, the closing price of the Company’s common stock on the Nasdaq Global Select Market on July 22, 2020. The options vest as to 25% of the shares underlying the option on the first anniversary of the vesting commencement date and as to an additional 6.25% of the underlying shares quarterly thereafter until the fourth anniversary of such date.

The Offer Letter provides that if the Company terminates Dr. Norkunas’ employment without cause (as defined in the Offer Letter) prior to or more than twelve months following a change in control (as defined in the Offer Letter), he will be entitled to receive his monthly base salary and medical benefits for nine months following the date of such termination or, if the Company terminates Dr. Norkunas’ employment without cause or he terminates his employment for good reason (each as defined in the Offer Letter) within twelve months following a change in control, he will be entitled to receive his monthly base salary and medical benefits for twelve months following the date of such termination and 100% of his target bonus, and any unvested stock options or restricted stock unit awards (or, in the case of restricted stock awards, any such awards that remain subject to repurchase by the Company) Dr. Norkunas may have as of his termination date shall immediately vest, in either case subject to Dr. Norkunas signing a severance agreement and release of claims.

Also in connection with Dr. Norkunas’ appointment, the Company and Dr. Norkunas have entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-238608) filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2020. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Norkunas for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as the Company’s Chief Financial Officer.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the SEC on the Company’s next Quarterly Report on Form 10-Q and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION BIO CO.

Date: July 24, 2020	By:	/s/ Geoff McDonough
Name: Geoff McDonough, M.D.
Title: Chief Executive Officer